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EXHIBIT 10.11

[LAW & ECONOMICS CONSULTING GROUP, INC. LETTERHEAD]

                      October 27, 1997

PERSONAL & CONFIDENTIAL

David J. Teece
227 Tunnel Road
Berkeley, CA 94705

Dear David:

        This letter outlines LECG's terms and conditions for Principals with which you agree to be bound.

Exclusivity

        As a Principal in LECG, you agree to be exclusive to the firm and bill through LECG all of your professional consulting activities.(1) You will be an independent contractor, but LECG will invoice on your behalf, and we will distribute cash to you promptly once it is received. We expect you to abide by all LECG policies and procedures as determined from time to time by the Board of Directors.

(1)
Under special circumstances, it may be desirable for the expert's fees to be billed separately. Such exceptions shall be approved by the President of LECG.

        As an independent contractor, you are not directed in any way by the firm; nor can you commit the firm without first getting the approval of an officer of the Company. When you need staff support, you should contact the coordinators for the respective practice areas, the Directors of one of our offices or me. In addition, should you instruct staff to perform business development work for you, you will be required to reimburse LECG in accordance with our business development policies.

Fee pass-through

        Our current policy is that Principals receive 100% of their collected professional billings, except when the firm or another Principal brings business to them. Under this policy, when the firm is the finder, 85% of their collected billings are passed through. When another Principal is the finder and you are the expert on the case, 90% is passed through. On the other hand, you will receive 60% of your collected billings on cases where another Principal or the firm is the finder and you are not the expert. Needless to say, Principals do not need to accept offers of work provided by the firm or by other Principals. The firm reserves the right to modify these policies as circumstances warrant in the future.

        LECG will bill your time at the hourly rate you establish. We understand that this rate may change on a case-by-case basis, and may be different in different geographic markets. You agree to discuss your rate with Tom Jorde and to advise him of any changes in rate that you may contemplate making. We try to keep our rates a little below market.

Finders' (referral) fees

        As a Principal of LECG you will receive 14.5% of the total collected billings on all projects that you source, net of all expenses and your own fees, in accordance with LECG policy. Thus on a $500,000 project in which there was $100,000 in travel, telephone, copying and other expenses including your expert fees, you would receive a $58,000 ($400,000 X ..145) finders' fee after payment had been received from the client. In circumstances where you are the finder and someone else is the expert and a 10% surcharge is assessed on the expert, your finders' fee will be grossed up by the fees collected from other experts.

        Such monies will generally be distributed within 90 days of receipt. I should point out that finders who are not Principals receive only a 10% finders' fee and Tom Jorde receives a 19.5% finders' fee to compensate for his corporate marketing efforts.

        When other Principals assist you in securing a project, the finders' fees will be split according to each Principal's contribution to securing the project. Normally the Principals involved can work this out amicably. Any dispute is resolved by the Board of Directors.

Write-downs and bad debt

        LECG has adopted a policy regarding the write down of invoices which gives guidance as to how these will be handled. A copy of this policy is attached for your review.

Equity Prospects

        At the end of each calendar year, the Board of Directors may decide to offer options to certain high performing Principals. (The Board can also require Shareholders to sell shares back to the Company if they are responsible for less than twice the business their equity share would suggest). LECG's Policy for Option Program for High Performing LECG Shareholder Principals is attached as background. Please contact Kim Gilmour if you have any questions.

        As a Principal of LECG, the Board of Directors expects you to be responsible for a significant level of professional (back office) staff receipts. The Board also expects you to help develop the firm and its employees, to cooperate with Principals in securing new business, and to abide by the procedures and standards which LECG is developing to perpetuate its existence as a premier international consulting firm.

Administrative Support

        Our standard arrangement is for Principals to provide their own administrative support. If you wish, LECG will hire an executive assistant for you at an agreed upon salary. As such, you would be responsible for all cash costs associated with such employment in excess of amounts billed and collected on cases in which the assistant might work. Such amounts, if any, shall be calculated at the end of the year. You can discuss this with me.

Final Agreement

        This agreement is final and supersedes any prior understandings you may believe existed. The Board reserves the right to change any of its policies from time to time, including policies discussed in this agreement, as business conditions warrant. Any such changes will be communicated to the Principals upon their adoption.

        All of us at LECG very much look forward to having you as a Principal on our team. Please sign below to indicate your acceptance of these terms.

Sincerely,

/s/ Donald A. Bunch
Donald A. Bunch
Chief Operating Officer

Enclosures

cc: LECG Board

Agreed to and Accepted:

/s/ David J. Teece Name	10/28/97 Date

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  EXHIBIT 10.11